Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of February 28, 2022 by and between Femasys Inc., a Delaware corporation (the “Company”), and Dov Elefant (the “Executive”).  The date on which this Agreement becomes effective shall be referred to herein as the “Effective Date.”

Recitals

WHEREAS, the Company desires to employ the Executive as a full-time employee of the Company and the Executive desires to accept employment with the Company upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:
Agreement
1.           Definitions.

1.1.         “Affiliate” means as to any Person, any other Person that directly or indirectly controls, is under common control with, or is controlled by, such first Person.  As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting equity interests, by contract or otherwise).  For the avoidance of doubt, each member of the Company Group (other than the Company) is an Affiliate of the Company.

1.2.          “Board” means the Board of Directors of the Company.

1.3.         “Cause” means the Executive’s (i) indictment for, conviction of, or entering of a plea of guilty or nolo contendere (or its equivalent under any applicable legal system) with respect to (A) a felony or (B) any crime involving moral turpitude; (ii) commission of fraud, misrepresentation, embezzlement or theft against any Person; (iii) engaging in any intentional activity in bad faith that injures or would reasonably be expected to injure (monetarily or otherwise), in any material respect, the reputation, the business or a business relationship of the Company or any of its Affiliates; (iv) gross negligence or willful misconduct in the performance of the Executive’s duties to the Company or its Affiliates under this Agreement, or willful refusal or failure to carry out the lawful instructions of the Company’s Chief Executive Officer (the “CEO”) that are consistent with the Executive’s title and position; (v) violation of any fiduciary duty owed to the Company or any of its Affiliates; or (vi) breach of any Restrictive Covenant (as defined below) or material breach or violation of any other provision of this Agreement, of a written policy or code of conduct of the Company or any of its Affiliates or any other agreement between the Executive and the Company or any of its Affiliates.  Except when such acts constituting Cause which, by their nature, cannot reasonably be expected to be cured, the Executive shall have ten (10) days following the delivery of written notice by the Company of its intention to terminate the Executive’s employment for Cause within which to cure any acts constituting Cause.  If, after any termination of the Executive’s employment, the Company becomes aware of facts that could have resulted in the Executive’s termination of employment being treated as a termination for Cause, then (x) such termination shall be re-characterized as a termination for Cause, (y) all severance payments and benefits, if any, immediately shall cease and (z) all severance previously paid or provided, if any, shall be immediately repayable to the Company.

1.4.        “Change of Control” means (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company or (B) the combined voting power of the Company’s then-outstanding securities; (b) the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving or another entity) at least fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving or other entity outstanding immediately after such merger or consolidation; or (c) the sale or disposition of all or substantially all of the Company’s assets (or consummation of any transaction, or series of related transactions, having similar effect).

1.5.          “Code” means the Internal Revenue Code of 1986, as amended.

1.6.          “Company Group” means the Company and the direct and indirect Subsidiaries of the Company.

1.7.          “Company Invention” means any Invention (including Confidential Information) that is Invented by the Executive (alone or jointly with others) (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before, on, or after the Effective Date), (ii) at the direction or request of any member of the Company Group (whether before, on, or after the Effective Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, Intellectual Property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (whether before, on, or after the Effective Date).

1.8.          “Confidential Information” shall mean all information of a sensitive, confidential or proprietary nature respecting the business and activities of any member of the Company Group or any of their respective Affiliates, or the predecessors and successors of any member of the Company Group or any of their respective Affiliates, including, without limitation, the terms and provisions of this Agreement (except for the terms and provisions of Sections 4.4 through 4.16), and the clients, customers, suppliers, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, Inventions, know-how, research, developments, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of any member of the Company Group or any of their respective Affiliates.  “Confidential Information” also includes all information received by the Company or any other member of the Company Group under an obligation of confidentiality to a third party.  Notwithstanding the foregoing, Confidential Information shall not include any information that is generally available, or is made generally available, to the public other than as a result of a direct or indirect unauthorized disclosure by the Executive or any other Person subject to a confidentiality obligation.

1.9.          “Disability” has the meaning set forth in the long term disability policy maintained by the Company Group from time to time applicable to the Executive or, if no such policy is then in effect, “Disability” means that the Executive has been unable, as determined by the Board in good faith, to perform the Executive’s duties under this Agreement for a period of ninety (90) consecutive days or for a total of one hundred and twenty (120) days (whether or not consecutive) during any period of twelve (12) consecutive months, as a result of injury, illness or any other physical or mental impairment.

1.10.       “Good Reason” means, without the prior express written consent of the Executive, (i) a material reduction in the Executive’s duties, responsibilities or authority; (ii) a material reduction of the Executive’s Base Salary (as defined below), other than a reduction that is applied consistently to all similarly situated executives; (iii) a material breach of this Agreement by the Company or (iv) a relocation of the Executive’s place of employment by more than sixty (60) miles from the Executive’s place of employment as of the date hereof, provided that such relocation materially increases the Executive’s commute.  Notwithstanding the foregoing, Good Reason shall not be deemed to exist unless (x) the Executive gives the Company written notice within thirty (30) days after the occurrence of the event which the Executive believes constitutes the basis for Good Reason, specifying the particular act or failure to act which the Executive believes constitutes the basis for Good Reason, (y) the Company fails to cure such act or failure to act within thirty (30) days after receipt of such notice and (z) the Executive terminates the Executive’s employment within thirty (30) days after the end of the period specified in clause (y).

1.11.       “Intellectual Property” means any and all intellectual and industrial property rights and other similar proprietary rights, in any jurisdiction throughout the world, whether registered or unregistered, including all rights pertaining to or deriving from patents, trademarks, copyrights, software, trade secrets know-how and confidential or proprietary information, and including all associated past, present and future enforcement rights and rights of priority therein or associated therewith.

1.12.        “Invented” means made, conceived, created, discovered, invented, authored, first actually reduced to practice, or otherwise developed, whether solely or jointly with a third party.

1.13.       “Invention” means any invention, modification, design, documentation, procedure, development, formula, therapy, diagnostic technique, discovery, improvement, idea, technique, design, method, art, process, methodology, algorithm, machine, development, product, service, technology, strategy, software (including source code and object code), work of authorship or other Works (as defined in Section 4.12), trade secret, innovation, trademark, data, database, including all improvements, versions, modifications, enhancements and derivative works of the foregoing, in each case whether or not patentable, together with all Intellectual Property therein.

1.14.       “Person” means an individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.

1.15.        “Subsidiary” means, with respect to any Person, any other Person in which such first Person has a direct or indirect equity ownership interest in excess of 50%.

1.16.        “Term of Employment” means the period of the Executive’s employment under this Agreement.

1.17.        “Termination Date” means the date the Executive’s employment with the Company terminates for any reason.

2.           Employment.

2.1.          Executive’s Representations.  The Executive represents that (i) the Executive is entering into this Agreement voluntarily and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by the Executive of any agreement to which the Executive is a party or by which the Executive may be bound and (ii) in connection with the Executive’s employment or other service with the Company or any other member of the Company Group, the Executive will not (A) violate any non-competition, non-solicitation or other similar covenant or agreement by which the Executive is or may be bound or (B) use any confidential or proprietary information that the Executive may have obtained in connection with the Executive’s employment or engagement with any other Person.

2.2.         Position; Duties and Responsibilities.  During the Term of Employment, the Executive shall be employed as the Company’s Chief Financial Officer, with such duties and responsibilities that are consistent with such position as may be assigned by the CEO from time to time.  In addition, during the Term of Employment, and for so long as the Executive is employed as the Company’s Chief Financial Officer, the Executive shall serve in such other officer and/or director positions with any member of the Company Group (for no additional compensation) as may be determined by the Board from time to time.

2.3.          Reporting; Outside Activities.  During the Term of Employment, the Executive shall report to the CEO, and the Executive shall diligently and conscientiously devote the Executive’s full business time, attention, energy, skill and best efforts to the business and affairs of the Company Group.  Notwithstanding the foregoing, the Executive may (i) continue to serve as a member of the board of any organization listed in Exhibit A hereto, (ii) serve on other boards as may be approved by the Board in its sole discretion, (iii) engage in educational, charitable and civic activities and (iv) manage the Executive’s personal and business investments and affairs, so long as such activities under clause (i) through (iv) (A) do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement and (B) are not contrary to the interests of the Company Group or competitive in any way with the Company Group.  Subject to the foregoing, during the Term of Employment, the Executive shall not, directly or indirectly, render any services of a business, commercial, or professional nature to any other Person, whether for compensation or otherwise, without the prior written consent of the Board.

3.           Compensation and Other Benefits.

3.1.          Base Salary.  During the Term of Employment, the Executive shall receive an initial base salary per annum of $400,000 (pro-rated for partial years), payable in accordance with the Company’s normal payroll practices as in effect from time to time.  During the Term of Employment, the Board (or a committee thereof) may review the Executive’s base salary and the Board (or a committee thereof) may, in its sole discretion, adjust such base salary by an amount it determines to be appropriate.  The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

3.2.         Annual Bonus.  With respect to each calendar year during the Term of Employment, the Executive shall be eligible to be awarded an annual discretionary bonus based on such factors as the Board (or a committee thereof) may determine in its discretion (the “Annual Bonus”).  Any Annual Bonus awarded with respect to a calendar year shall be paid in a lump sum not later than the 15th of March of the immediately following calendar year.  Except as set forth in Section 4.2, the Executive must be employed by the Company on the bonus payment date in order to receive an earned Annual Bonus with respect to any calendar year.  The Executive’s initial target Annual Bonus shall be 40 percent of his Base Salary and subject to achievement of corporate goals as set forth in a Bonus Plan.  Executive is entitled to full participation of Annual Bonus if employment begins on or before February 28, 2022; if employment begins after March 1, 2022, Annual Bonus will be prorated to the date Executive’s employment begins.

3.3.         Equity Compensation.  Upon approval of the Board or a committee thereof and subject to his continued employment on the date of grant, the Company will grant the Executive a stock option (“Option”) to purchase one hundred thousand (100,000) shares of common stock of the Company’s outstanding equity as of the date of the grant.  The Option will have a per share exercise price equal to the fair market value of a share of the Company’s common stock as of the date of grant.  The Option shall vest over a four-year period with 25% vesting on the one-year anniversary of Executive’s first day of employment with the Company (the “Start Date”) and the remaining 75% vesting in equal annual installments over the next 3 years such that the Option will be 100% vested on the 4-year anniversary of the Start Date.  The Option shall be subject to the further terms contained in the Company’s 2021 Equity Incentive Plan and the applicable award agreement.

3.4.       Expense Reimbursement.  During the Term of Employment, the Company shall reimburse the Executive’s reasonable and necessary business expenses incurred in connection with performing the Executive’s duties hereunder in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred).  With respect to expenses incurred in connection with the Executive’s relocation to Georgia, the Company shall reimburse the Executive for reasonable and customary relocation expenses  actually incurred by the Executive, including transportation of household goods and personal effects, temporary living accommodations not to exceed 45 days, packing supplies, and travel and lodging costs for the Executive and the Executive’s household for one trip per person from the Executive’s current residence to Georgia, in an amount not to exceed $100,000 in accordance with its then-prevailing policies and procedures for expense reimbursement (which shall include appropriate itemization and substantiation of expenses incurred) and the Executive agrees to use all reasonable efforts to complete such relocation within a reasonable timeframe but not to exceed 18 months from the date of this Agreement.

3.5.         Benefit Plans; Vacation.  During the Term of Employment, the Executive shall be eligible to participate in, and be covered on the same basis as other senior management of the Company under, all broad-based employee benefit plans and programs maintained from time to time for the benefit of the Company’s employees, subject to the Executive’s satisfaction of the eligibility requirements of such plans or programs and subject to applicable law and the terms and conditions of such plans or programs; provided, however, that the Company may amend, modify and/or terminate any such plans or programs at any time in its discretion.

4.           Termination; Restrictive Covenants.  Upon the Termination Date, the Executive shall be deemed to have immediately resigned from any and all officer, director and other positions the Executive then holds with the Company and its Affiliates (and this Agreement shall constitute notice of resignation by the Executive without any further action by the Executive), and the Executive agrees to execute and deliver such further instruments as are requested by the Company in furtherance of the foregoing.  Except as expressly provided in Section 4.2, all rights the Executive may have to compensation and employee benefits from the Company or its Affiliates shall terminate immediately upon the Termination Date.

4.1.         General.  The Company may terminate the Term of Employment and the Executive’s employment at any time, with or without Cause or due to Disability, upon written notice to the Executive.  The Executive may terminate the Term of Employment and the Executive’s employment for Good Reason or for any other reason at any time upon not less than sixty (60) days’ advance written notice to the Company; provided, that following its receipt of the Executive’s notice of termination, the Company may elect to reduce the notice period and cause the Termination Date to occur earlier, and no such action by the Company shall entitle the Executive to notice pay, severance pay or benefits or pay in lieu of notice or lost wages or benefits.  In addition, the Term of Employment and the Executive’s employment with the Company shall terminate immediately upon the Executive’s death.

4.2.          Separation Payments.

4.2.1.          General.  Except as otherwise provided in this Section 4.2, in the event that the Executive’s employment with the Company terminates for any reason, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive only (i) the Base Salary earned but unpaid through the Termination Date, paid in accordance with the Company’s normal payroll policies (or at such earlier time as required by applicable law), (ii) any accrued but unused vacation in accordance with the Company’s policies and applicable law, (iii) any unreimbursed business expenses incurred prior to the Termination Date that are otherwise reimbursable, with such expenses to be reimbursed in accordance with the Company’s expense reimbursement policies (as may be in effect from time to time), and (iv) any vested benefits earned by the Executive under any employee benefit plan of the Company or its Affiliates under which the Executive was participating immediately prior to the Termination Date, with such benefits to be provided in accordance with the terms of the applicable employee benefit plan (the items described in the foregoing clauses (i) through (iv), collectively, the “Accrued Benefits”).  All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in Section 4.2.2 or 4.2.3, shall immediately terminate upon the Termination Date.

4.2.2.          Death and Disability.  In the event that the Executive’s employment is terminated due to the Executive’s death or by the Company due to Disability, in either case, during the Term of Employment, then in addition to the Accrued Benefits, the Executive (or the Executive’s estate or legal representative, as applicable) shall be entitled to receive the Annual Bonus awarded for the calendar year immediately preceding the calendar year in which such termination occurred, to the extent that such Annual Bonus is unpaid as of the Termination Date, with such amount to be payable at the same time as if no such termination had occurred (the “Unpaid Prior Year Bonus”).  All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in this Section 4.2.2, shall immediately terminate upon the Termination Date.

4.2.3.          Termination Without Cause or for Good Reason.  If, during the Term of Employment, the Executive’s employment is terminated by the Company without Cause (and not due to death or Disability) or due to resignation by the Executive for Good Reason, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.4: (i) the Unpaid Prorated Prior Year Bonus, with such amount to be payable at the same time as if no such termination had occurred; (ii) continuation of the Base Salary as of the Termination Date for twelve (12) months following the Termination Date, with such Base Salary to be paid in substantially equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date following the effective date of the release (as described in Section 4.2.4) and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment; and (iii) employer-subsidized COBRA health premiums at active employee rates (subject to the Executive’s timely selection of, and continued eligibility for, COBRA continuation coverage) for twelve (12) months following the Termination Date (subject to earlier cessation in the event that the Executive secures subsequent employment providing for health coverage).  If, during the Term of Employment, the Executive’s employment is terminated by the Company without cause (and not due to death or disability) or due to resignation by the Executive for Good Reason, in either case, within the twelve-month period following a Change of Control, then the Executive shall be entitled to receive the Accrued Benefits and, subject to Section 4.2.4: (i) the Unpaid Prior Year Bonus, with such amount to be payable at the same time as if no such termination had occurred; (ii) continuation of the Base Salary as of the Termination Date for eighteen (18) months following the Termination Date, with such Base Salary to be paid in substantially equal installments in accordance with the Company’s normal payroll policies, with the first such payment to be made on the first payroll date following the effective date of the release (as described in Section 4.2.4) and to include a catch-up covering any payroll dates between the Termination Date and the date of the first payment; and (iii) employer-subsidized COBRA health premiums at active employee rates (subject to the Executive’s timely selection of, and continued eligibility for, COBRA continuation coverage) for eighteen (18) months following the Termination Date (subject to earlier cessation in the event that the Executive secures subsequent employment providing for health coverage). All other rights the Executive may have to compensation and employee benefits from the Company and its Affiliates, other than as set forth in this Section 4.2.3, shall immediately terminate upon the Termination Date.

4.2.4.          Release Requirement.  Payment of the benefits set forth in Sections 4.2.2 and 4.2.3 (in each case, other than the Accrued Benefits) is subject to the Executive’s (or, as applicable, the Executive’s estate’s or legal representative’s) execution of a general release of claims and covenant not to sue in favor of the Company and related persons and entities in form and substance satisfactory to the Company (the “Release”) during the time period specified therein (which shall be either 21 or 45 days after the Release is provided to the Executive) and the Executive’s non-revocation of the Release (with the Release to be provided to the Executive within 7 days after the Termination Date).  If the Release is not effective and does not become irrevocable in the time period described in the immediately preceding sentence, then the Executive shall forfeit the payments and benefits set forth in Section 4.2.2 or Section 4.2.3, as applicable (in each case, other than the Accrued Benefits).  Notwithstanding the foregoing, if payment of any amounts set forth in Section 4.2.2 or Section 4.2.3 (other than the Accrued Benefits) are treated as “non-qualified deferred compensation” under Code Section 409A, then if such payments could commence in more than one taxable year depending on when the Release is executed (regardless of when the Release is actually executed), then such payments and benefits that otherwise would have been payable in the calendar year in which the Termination Date occurs shall be withheld and shall instead be payable on the first payroll date in the calendar year immediately following the calendar year in which the Termination Date occurs (with all remaining payments to be made as if no such delay had occurred).

4.3.        Violation of Restrictive Covenants.  Without limiting the remedies provided to the Company and its Affiliates as set forth in this Article 4, upon the Executive’s breach of any of the Restrictive Covenants, then notwithstanding anything contained in this Agreement to the contrary, the Company will have no obligation to continue to pay or provide any of the compensation or benefits under Section 4.2 (other than the Accrued Benefits) and the Executive shall promptly repay to the Company after any such breach any amounts received under Section 4.2 (other than the Accrued Benefits) and shall continue to be bound by all such Restrictive Covenants.

4.4.         Restrictive Covenants.  As an inducement and as essential consideration for the Company to enter into this Agreement, and in exchange for other good and valuable consideration, the Executive hereby agrees to the restrictive covenants contained in Sections 4.5 through 4.16 (the “Restrictive Covenants”).  The Company and the Executive agree that the Restrictive Covenants are essential and narrowly tailored to preserve the goodwill of the business of the Company and its Affiliates, to maintain the confidential and trade secret information of the Company and its Affiliates, and to protect other legitimate business interests of the Company and its Affiliates, and that the Company would not have entered into this Agreement without the Executive’s agreement to the Restrictive Covenants.  For purposes of the Restrictive Covenants, each reference to “Company,” “Company Group” and “Affiliate,” shall also refer to the predecessors and successors of the Company, the members of the Company Group and any of their Affiliates (as the case may be).

Non-Competition.  During the period commencing on the Effective Date and ending twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment (the “Non-Competition Period”), the Executive shall not, anywhere in (x) the United States or (y) any other country in which any member of the Company Group conducts or plans to conduct business, either directly or indirectly, as a proprietor, partner, stockholder, director, executive, employee, consultant, joint venturer, member, investor, lender or otherwise, engage or assist others to engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, or become employed or engaged by, or provide services to (i) any women’s healthcare company providing minimally-invasive, non-surgical product technologies for contraception or infertility or (ii) any Person that is, or has taken demonstrable steps to become, engaged in any business or activity competitive with the business, activities, products or services conducted, authorized, offered, or provided by any member of the Company Group within two years prior to the Executive’s termination, or with respect to which any member of the Company Group (with the Executive’s knowledge or involvement) has spent significant time or resources analyzing for the purposes of  expansion by any member of the Company Group during the twelve (12) month period immediately prior to the Termination Date (the “Competitive Business”).  Notwithstanding the foregoing, nothing in this Section 4.5 shall prevent the Executive from owning, as a passive investor, up to two percent (2%) of the securities of any entity that are publicly traded on a national securities exchange.

4.5.         Customer Non-Solicitation.  During the period commencing on the Effective Date and ending twelve (12) months after the Termination Date, regardless of the reason for the Executive’s termination of employment (the “Non-Solicitation Period”), the Executive shall not (except on the Company’s behalf during the Executive’s employment with the Company), for purposes of providing products or services that are competitive with those provided by any member of the Company Group, directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, contact, solicit, divert, induce, call on, or take away (or attempt to do any of the foregoing) any customer or client of any member of the Company Group (or any Person who, during the twelve (12) months prior to the Termination Date, was solicited to be a customer or client of any member of the Company Group) with whom the Executive had contact or about whom the Executive possessed confidential information within the twelve (12) months prior to the Termination Date.

4.6.         Employee and Independent Contractor Non-Solicitation.  During the Non-Solicitation Period, the Executive shall not (except on the Company’s behalf during the Term of Employment), directly or indirectly, on the Executive’s own behalf or on behalf of any other Person, (i) solicit for employment or engagement or interfere with the employment or engagement of (or attempt to do any of the foregoing) any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such solicitation, interference or attempt thereof or (B) was employed by, or an independent contractor of, any member of the Company Group within 12 months prior to such solicitation, interference or attempt thereof, or (ii) employ or engage (or attempt to employ or engage) any individual who (A) is employed by, or an independent contractor of, any member of the Company Group at the time of such employment, engagement or attempt thereof or (B) was employed by, or an independent contractor of, any member of the Company Group within twelve (12) months prior to such employment, engagement or attempt thereof.

4.7.        Non-Disparagement.  During the Term of Employment and at all times thereafter, the Executive shall not, directly or through any other Person make any public or private statements (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign (i) the Company or any of the Company’s Affiliates; or (ii) any of the businesses, activities, operations, affairs, reputations or prospects of any of the Persons described in clause (i); or (iii) any of the officers, employees, directors, managers, partners (general and limited), agents, members or shareholders of any of the Persons described in clause (i) or clause (ii).  For purposes of clarification, and not limitation, a statement shall be deemed to disparage, denigrate or malign a Person if such statement could be reasonably construed to adversely affect the opinion any other Person may have or form of such first Person.  The foregoing limitations shall not be violated by truthful statements made by the Executive (x) to any governmental authority, (y) which are in response to legal process, or in connection with required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (z) as may be necessary to defend or prosecute any claim.

4.8.         Confidentiality; Return of Property.  During the Term of Employment and at all times thereafter, the Executive shall not, except as required to do so in good faith to perform the Executive’s duties or responsibilities on behalf of any member of the Company Group or with the prior express written consent of the Company, directly or indirectly, use on the Executive’s behalf or on behalf of any other Person, or divulge, disclose or make available or accessible to any Person, any Confidential Information.  Notwithstanding the foregoing, the Executive may disclose Confidential Information when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power, or in connection with reporting possible violations of federal law or regulation to any governmental agency or entity, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation.  In the event that the Executive becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any Confidential Information, then prior to such disclosure, the Executive will provide the Board with prompt written notice so that the Company may seek (with the Executive’s cooperation) a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  In the event that such protective order or other remedy is not obtained, the Executive will furnish only that portion of the Confidential Information which is legally required to be furnished, and will cooperate with the Company in the Company’s efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information.  In addition, the Executive shall not create any derivative work or other product based on or resulting from any Confidential Information (except in the good faith performance of the Executive’s duties under this Agreement while employed by any member of the Company Group).  The Executive shall also proffer to the Board’s designee, no later than the Termination Date (or upon the earlier request of the Company), and without retaining any copies, notes or excerpts thereof, all property of the Company and its Affiliates, including, without limitation, memoranda, computer disks or other media, computer programs, diaries, notes, records, data, customer or client lists, marketing plans and strategies, and any other documents consisting of or containing Confidential Information, that are in the Executive’s actual or constructive possession or which are subject to the Executive’s control at such time.  To the extent the Executive has retained any such property or Confidential Information on any electronic or computer equipment belonging to the Executive or under the Executive’s control, the Executive agrees to so advise Company and to follow Company’s instructions in permanently deleting all such property or Confidential Information and all copies. Notwithstanding any other provision of this Agreement, in accordance with the federal Defend Trade Secrets Act of 2016, (I) the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (II) if the Executive files a lawsuit for retaliation by any member of the Company Group for reporting a suspected violation of law, the Executive may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, if the Executive filed any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

4.9.        Prior Inventions. The Executive has attached hereto, as Exhibit B, a list describing with particularity all Inventions that were Invented by the Executive prior to the commencement of the Term of Employment (collectively, “Prior Inventions”) which: (i) are owned in whole or part by the Executive  or in which the Executive has an interest, (ii) relate in any way to any of the Company’s actual or proposed businesses, products or research and development, and (iii) are not assigned to the Company hereunder.  If no such list is attached, the Executive represents that there are no such Prior Inventions.  The Executive agrees not to incorporate into any Company product, process or machine any Prior Invention, or any Invention owned by a third party.  If notwithstanding the foregoing during the Term of Employment, the Executive incorporates any Prior Invention into any Company product, process or machine, then the Executive hereby grants to the Company a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell, offer to sell, import, and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

4.10.       Ownership of Inventions.  The Executive acknowledges and agrees that all Company Inventions hereby are and shall be the sole and exclusive property of the Company.  The Executive further acknowledges and agrees that any rights arising in the Executive in any Invention Invented by the Executive, whether alone or jointly with others, during the one year period following the Termination Date and relating in any way to work performed by the Executive for any member of the Company Group during the Executive’s employment with or service for any member of the Company Group (“Post-employment Inventions”), shall hereby be deemed to be Company Inventions and the sole and exclusive property of the Company; provided, however, that the Board in its sole discretion may elect to compensate the Executive for any Post-employment Inventions.  For consideration acknowledged and received, the Executive hereby irrevocably assigns, conveys and sets over to the Company all of the Executive’s right, title and interest in and to all Company Inventions.  The Executive acknowledges and agrees that the compensation received by the Executive for employment or services provided to the Company is adequate consideration for the foregoing assignment.  The Executive further agrees to disclose in writing to the Board any Company Inventions (including, without limitation, all Post-employment Inventions), promptly following their conception or reduction to practice.  Such disclosure shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Company Invention pertains, a clear understanding of the nature, purpose, operations, and other characteristics of the Company Invention.  The Executive agrees to execute and deliver such deeds of assignment or other documents of conveyance and transfer as the Company may request to confirm in the Company or its designee the ownership of the Company Inventions, without compensation beyond that provided in this Agreement.  The Executive further agrees, upon the request of the Company and at its expense, that the Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Company Invention.  The Executive further agrees, whether or not the Executive is then an employee or other service provider of any member of the Company Group, upon request of the Company, to provide reasonable assistance with respect to the perfection, recordation or other documentation of the assignment of Company Inventions hereunder, and the enforcement of the Company’s rights in any Company Inventions, and to cooperate to the extent and in the manner reasonably requested by the Company in any litigation or other claim or proceeding (including, without limitation, the prosecution or defense of any claim involving a patent) involving any Company Inventions covered by this Agreement, without further compensation but all reasonable out-of-pocket expenses incurred by the Executive in satisfying the requirements of this Section 4.11 shall be paid by the Company or its designee. Without limiting the foregoing, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney-in-fact, to act for and on the Executive’s behalf to execute and file any application or applications or other documents for patents, copyrights or trademark registrations or any other legal protection thereon, and to do all other lawfully permitted acts to further the prosecution and issuance of such patent, copyright or trademark registrations or any other legal protection thereon with the same legal force and effect as if executed by the Executive.  The Executive shall not, on or after the date of this Agreement, directly or indirectly challenge the validity or enforceability of the Company’s ownership of, or rights with respect to, any Company Invention, including, without limitation, any patent issued on, or patent application filed in respect of, any Company Invention.  For the avoidance of doubt, the term “Company Invention” is deemed not to include any Invention to the extent it is non-assignable under the provisions of applicable law, including in the case of employees in California, California Labor Code Section 2870.

4.11.       Works for Hire.  The Executive also acknowledges and agrees that all works of authorship, in any format or medium, and whether published or unpublished, created wholly or in part by the Executive, whether alone or jointly with others, (i) in the course of, in connection with, or as a result of the Executive’s employment or other service with any member of the Company Group (whether before or after the Effective Date), (ii) at the direction or request of any member of the Company Group (whether before or after the Effective Date), or (iii) through the use of, or that is related to, facilities, equipment, Confidential Information, other Company Inventions, Intellectual Property or other resources of any member of the Company Group, whether or not during the Executive’s work hours (whether before or after the Effective Date) (“Works”), are works made for hire as defined under United States copyright law, and that the Works (and all copyrights arising in the Works) are owned exclusively by the Company and all rights therein will automatically vest in the Company without the need for any further action by any party.  To the extent any such Works are not deemed to be works made for hire, for consideration acknowledged and received, the Executive hereby waives any “moral rights” in such Works and the Executive hereby irrevocably assigns, transfers, conveys and sets over to the Company, without compensation beyond that provided in this Agreement, all right, title and interest in and to such Works, including without limitation all rights of copyright arising therein or thereto, and further agrees to execute such assignments or other deeds of conveyance and transfer as the Company may request to vest in the Company or its designee all right, title and interest in and to such Works, including all rights of copyright arising in or related to the Works.

4.12.      Cooperation.  During and after the Term of Employment, the Executive agrees to cooperate with the Company Group (and its counsel) in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party concerning issues about which the Executive has knowledge or that may relate to the Executive or the Executive’s employment or service with any member of the Company Group (or the termination thereof).  The Executive’s obligation to cooperate hereunder includes, without limitation, being available to the Company Group upon reasonable notice for interviews and factual investigations, appearing in any forum at the Company Group’s request to give testimony (without requiring service of a subpoena or other legal process), volunteering to the Company Group pertinent information, and turning over to the Company Group all relevant documents which are or may come into the Executive’s possession.  The Company shall promptly reimburse the Executive for the reasonable pre-approved out-of-pocket expenses incurred by the Executive at the Company Group’s request in connection with such cooperation. For the avoidance of doubt, the immediately preceding sentence shall not require the Company to reimburse the Executive for any attorneys’ fees or related costs the Executive may incur absent prior written approval by the Company.

4.13.       Remedies; Injunctive Relief.  The Executive acknowledges and agrees that the Company and its Affiliates will have no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach any of the Restrictive Covenants.  The Executive agrees that the Company, its Affiliates and the other members of the Company Group shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of any of the Restrictive Covenants, and to specific performance of each of the terms thereof, in each case, in addition to any other legal or equitable remedies that the Company and its Affiliates may have, as well as the costs and reasonable attorneys’ fees it/they incur in enforcing any of the Restrictive Covenants.  The Executive further agrees that (i) any breach or claimed breach of the provisions set forth in this Agreement by, or any other claim the Executive may have against, the Company or any of its Affiliates will not be a defense to enforcement of any Restrictive Covenant and (ii) the circumstances of the Executive’s termination of employment with the Company will have no impact on the Executive’s obligations to comply with any Restrictive Covenant.  The Restrictive Covenants are intended for the benefit of the Company and each of its Affiliates and other members of the Company Group.  Each Affiliate of the Company and each member of the Company Group is an intended third party beneficiary of the Restrictive Covenants, and each Affiliate of the Company and member of the Company Group, as well as any successor or assign of the Company or such Affiliate or member of the Company Group, may enforce the Restrictive Covenants.  The Executive further agrees that the Restrictive Covenants are in addition to, and not in lieu of, any non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants in favor of the Company or any of its Affiliates or member of the Company Group by which the Executive may be bound, and any such non-competition, non-solicitation, protection of confidential information or intellectual property, or other similar covenants shall not supersede, or be superseded by, the Restrictive Covenants.

4.14.      Tolling During Periods of Breach.  The parties hereto agree and intend that the Restrictive Covenants (to the extent not perpetual) be tolled during any period that the Executive is in breach of any such Restrictive Covenant, so that the Company and its Affiliates are provided with the full benefit of the restrictive periods set forth herein.

4.15.       Notification of New Employer.  In the event that the Executive is employed or otherwise engaged by any other Person following the Termination Date, the Executive agrees to notify, and consents to the notification by Company and its Affiliates of, such Person of the Restrictive Covenants through the applicable time period of such Restrictive Covenant, as set forth herein in Article 4.

5.           Miscellaneous.

5.1.         Applicable Law; Venue; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, applied without reference to principles of conflicts of law.  Both the Executive and the Company agree to appear before and submit exclusively to the jurisdiction of the United States District Court for the Northern District of Georgia with respect to any controversy, dispute, or claim arising out of or relating to this Agreement, the Executive’s employment or service with any member of the Company Group or the termination thereof (or if such controversy, dispute or claim may not be brought in federal court, to the state courts located in Forsyth County, Georgia).  Both the Executive and the Company also agree to waive, to the fullest possible extent, the defense of an inconvenient forum or lack of jurisdiction.  THE COMPANY AND THE EXECUTIVE HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THE EXECUTIVE’S EMPLOYMENT BY, OR SERVICE WITH, ANY MEMBER OF THE COMPANY GROUP OR THE TERMINATION THEREOF, OR THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF (WHETHER ARISING IN CONTRACT, EQUITY, TORT OR OTHERWISE).

5.2.         Amendments.  This Agreement may not be amended otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives that specifies the provision being amended.

5.3.         Waivers.  The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party.  No waiver will be deemed to have occurred unless set forth in a writing.  No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.

5.4.        Notices.  All notices and other communications hereunder shall be in email or in writing, and if in writing, shall be given by hand-delivery to the other party by reputable overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:            Femasys Inc.
3950 Johns Creek Court
Suite 100
Suwanee, GA 30024
Email: kleesepsick@femasys.com
Attention: Kathy Lee-Sepsick, President & CEO

and
Dechert LLP
3 Bryant Park
1095 Avenue of the Americas
New York, NY 10036
Email: david.rosenthal@dechert.com
Attention: David S. Rosenthal

To the Executive:           at the residence address most recently filed with the Company;

or to such other address as any party shall have furnished to the other in writing in accordance herewith.  All such notices shall be deemed to have been duly given: (i) when delivered personally to the recipient or when sent if by email (unless the message is returned as undelivered), (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid); or (iii) four (4) business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid.

5.5.          Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state, local and other taxes as are required to be withheld pursuant to any applicable law or regulation.

5.6.         Code Section 409A Compliance.  This Agreement is intended to comply with, or be exempt from, Code Section 409A (to the extent applicable) and the parties hereto agree to interpret this Agreement in the least restrictive manner necessary to comply therewith or be exempt therefrom and without resulting in any increase in the amounts owed hereunder by the Company.  To the maximum extent possible, any severance owed under this Agreement shall be construed to fit within the “short-term deferral rule” under Code Section 409A and/or the “two times two year” involuntary separation pay exception under Code Section 409A.  Notwithstanding any other provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Executive’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement (i) shall not be paid (or commence) during the six-month period immediately following the Executive’s separation from service (except as provided in clause (ii)(B) of this Section 5.6) and (ii) shall instead be paid to the Executive in a lump-sum cash payment on the earlier of (A) the first regular payroll date of the seventh month following the Executive’s separation from service or (B) the 10th business day following the Executive’s death (but not earlier than such payment would have been made absent such death). If the Executive’s termination of employment hereunder does not constitute a “separation from service” within the meaning of Code Section 409A, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Code Section 409A shall not be paid until the Executive has experienced a “separation from service” within the meaning of Code Section 409A.  In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year.  Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year immediately following the calendar year in which such expenses were incurred.  Notwithstanding anything herein to the contrary, neither the Company nor any of its Affiliates shall have any liability to the Executive or to any other Person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant.  Each payment payable hereunder shall be treated as a single payment in a series of payments within the meaning of, and for purposes of, Code Section 409A.

5.7.          Indemnification.  The Executive will be entitled to any indemnification rights that may be applicable to the Executive under the Company’s and/or any other member of the Company Group’s by-laws or other governing documents.

5.7.          Severability.  The terms and provisions of this Agreement are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the Restrictive Covenants be reasonable in duration, geographic scope and in all other respects.  The Executive agrees that the Restrictive Covenants, including, without limitation, the duration, geographic scope and activity restrictions of each restriction, are reasonable in light of the Executive’s position.  However, if for any reason any court of competent jurisdiction shall find any provision of the Restrictive Covenants unreasonable in duration or geographic scope or otherwise, it is the intention of the parties that the restrictions and prohibitions contained therein shall be modified by the court to be effective to the fullest extent allowed under applicable law in such jurisdiction.

5.8.          Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.9.         Counterparts.  This Agreement may be executed in counterparts and delivered by facsimile transmission or electronic transmission in “portable document format,” each of which shall be an original and which taken together shall constitute one and the same document.

5.10.        Entire Agreement.  This Agreement contains the entire agreement concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties and their respective Affiliates relating to such subject matter (including any term sheet or offer letter).

5.11.        Survivorship.  The provisions of Article 1, Article 5, Section 2.1 and Sections 4.4 through 4.16 shall survive the termination of the Executive’s employment with the Company and this Agreement in accordance with their terms.

5.12.       Successors and Assigns.  The Company may assign its rights and/or delegate its obligations under this Agreement to any entity within the Company Group or to any purchaser or other successor of any entity within the Company Group, whether by operation of law, agreement or otherwise (including, without limitation, any Person who acquires all or a substantial portion of the business of the Company Group (whether direct or indirect and whether structured as a stock sale, asset sale, merger, recapitalization, consolidation or other transaction)) and, in connection with any such delegation of its obligations hereunder (but only so long as such assignee or delegee has consented in writing to be bound by the obligations hereunder) shall be released from such obligations hereunder.  This Agreement may not be assigned by the Executive.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective successors and permitted assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed on its behalf, each as of the date first above written.

FEMASYS INC.

By:	/s/ Kathy Lee-Sepsick
Name:	Kathy Lee-Sepsick
Title:	President & CEO

EXECUTIVE

/s/ Dov Elefant
Dov Elefant

EXHIBIT A

OUTSIDE ACTIVITIES

EXHIBIT B

PRIOR INVENTIONS